MANAGEMENT AGREEMENT


         This MANAGEMENT AGREEMENT (this "Agreement"), dated as of June ___, 1998, is made and entered into by and between AH TEXAS OWNER LIMITED PARTNERSHIP, an Ohio limited partnership ("Owner"), and BLC OF TEXAS-II, L.P., a Delaware limited partnership ("Manager").

                                    RECITALS

         WHEREAS, Owner owns certain real property which is being developed for use as a senior independent and assisted living facility in Austin, Texas, which is currently referred to as The Heritage at Gaines Ranch (the "Facility");

         WHEREAS, Manager is qualified in the business of operating senior independent and assisted living facilities such as the Facility, and Owner desires to engage Manager to operate the Facility; and

         WHEREAS, Manager is willing to operate the Facility on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Responsibilities of Manager.

                  (a) Owner hereby engages Manager to operate the Facility, and Manager hereby accepts such engagement and, subject to the conditions set forth in this Agreement, agrees to operate the Facility, at Owner's expense, in accordance with the terms set forth in this Agreement. During the term of this Agreement, Manager shall have full authority to operate and manage the Facility as a senior independent and assisted living facility in accordance with the terms and conditions hereof, and shall have full and complete control and reign over, and use of, the entire Facility, including its common areas. Without limiting the generality of the foregoing, Manager shall, at Owner's expense, have full authority as follows:

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     (i) Operational Policies and Forms. Subject to the
applicable Annual Budget (as defined in Section 1(a)(xii)), Manager shall establish and implement such operational policies and procedures, and develop such new policies and procedures, as Manager may deem necessary to cause or to ensure the establishment and maintenance of operational standards appropriate for the nature of the Facility.

     (ii) Charges. Manager shall establish the schedules of charges for residents of the Facility, including appropriate charges for any and all special services rendered for residents at the Facility.

     (iii) Information. Manager shall develop any informational material, mass media releases, and other related publicity materials, that it deems necessary for the operation of the Facility.

     (iv) Regulatory Compliance. Manager shall use reasonable efforts to maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority required for the operation of the Facility. In addition, Manager shall supervise and coordinate the preparation and filing of (and, where required to do so under applicable law or regulations, file) all reports or other information required by all state or other governmental agencies having jurisdiction over the Facility and shall deliver copies of all such reports and information to Owner simultaneously with such filings. Manager shall cooperate with governmental inspection and enforcement activities.

     (v) Equipment and Improvements. Subject to the applicable Annual Budget and the Nomura Loan Documents (as hereinafter defined), Manager shall, on behalf of Owner, acquire or effect the acquisition of equipment and improvements which are needed to maintain or upgrade the quality of the Facility or its services, to replace obsolete or run-down equipment, or to correct any other deficiencies which may be identified by Manager during the term of this Agreement, and shall make, or engage third parties to make, all such repairs, replacements and maintenance and shall cause to be acquired all necessary equipment, including replacement equipment.

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     (vi) Accounting.  Manager shall supervise and coordinate accounting support to, and prepare and maintain records for, the Facility. All accounting procedures and systems utilized in providing said support shall be in accordance with the operating capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles. Nothing herein shall preclude Manager from engaging a third party (including related or affiliated parties) to assist it in the performance of the accounting duties provided for herein.

     (vii) Reports. Manager shall supervise and coordinate the preparation of any operational information if and to the extent needed to comply with any reporting obligations imposed on the Owner by any Lenders (as hereinafter defined) or lessors of the Facility except for those reporting obligations which relate to matters which are within the exclusive control of the Owner or its affiliates. Manager shall prepare, or cause to be prepared, at Owner's expense, the tax returns of Owner (but not Owner's partners or affiliates) for Owner's signature. All originals of the books, forms and records generated by Manager in connection with the operation of the Facility shall be Manager's property.

     (viii) Bank Accounts. Pursuant to the Nomura Loan Documents, Manager shall establish an account or accounts and shall deposit therein all money received by Manager on Owner's behalf from the operation of the Facility. Withdrawals and payments from this account shall be made only on checks signed by one or more person or persons designated by Manager. Manager shall give Owner written notice as to the identity of such authorized signatories on such account.

     (ix) Personnel. Manager shall have full power and authority to recruit, hire, train, promote, direct, discipline and fire all Facility personnel, including the Executive Director of the Facility; establish salary levels, personnel policies and employee benefits; and establish employee performance standards, all as Manager determines to be necessary or desirable during the term of this Agreement to ensure the efficient and satisfactory operation of all departments within, and all services offered by, the Facility. All of the foregoing obligations shall be undertaken in accordance with the Annual Budgets and applicable law and regulations. All of the Facility personnel shall be the employees of Manager, unless otherwise agreed by Owner and Manager, and all

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salary, bonuses, fringe benefits,  payroll taxes and related expenses payable to or in respect of the Facility's on-site personnel holding the position of Executive Director of the Facility and all positions subordinate thereto shall be expenses of the Facility.

     (x) Supplies and Equipment. Manager shall purchase, on behalf of Owner, supplies and non-capital equipment needed to operate the Facility within the budgetary limits set forth in the Annual Budgets.

     (xi) Legal Proceedings. Manager shall have the right and authority, on its own behalf or through legal counsel designated by Manager, to direct all legal matters and proceedings that are within the scope of Manager's authority pursuant to this Agreement, including without limitation, instituting any necessary legal actions or proceedings to collect obligations owing to the Facility, canceling or terminating any contract or agreement relating to the Facility for breach thereof or default thereunder, and otherwise enforce the obligations of the residents, sponsors, licensees, customers and any other users of the Facility. Without limiting the generality of the foregoing, Manager is authorized (without the prior written consent of Owner) to (a) settle, in the name and on behalf of Owner and on such terms and conditions as Manager may deem to be in the best interests of the Facility, any and all claims or demands arising out of, or in connection with, the operation of the Facility, whether or not legal action has been instituted and (b) enter into such agreements with any governmental agencies having jurisdiction over the Facility deemed necessary or desirable by Manager in its sole and absolute judgment. All such amounts paid in respect of any such settlements shall be expenses of the Facility and be paid by Owner. Manager will give notice promptly to Owner of all demands and claims and all settlements and legal actions, but the failure to give such notice shall not affect the preceding provisions of this paragraph.

     (xii) Annual Budgets.

     (A) Preparation and Submission. At least forty- five (45) days prior to each calendar year that commences during the Term (as hereinafter defined) of this Agreement, Manager shall submit to Owner a proposed annual budget for the Facility projecting the revenues available and funds required during such

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fiscal year in order to operate the Facility  and to make  capital  improvements necessary or desirable in order to keep the Facility's physical plant in good condition and repair. The proposed annual budget shall be based upon data and information then available to Manager and shall include, without limitation, estimated salaries and fringe benefits for all personnel groups, projected staffing patterns for the Facility, estimates of required capital expenditures and purchases of equipment, supplies, inventory, food and similar items, and an estimate of the level of rates and charges to residents of the Facility sufficient to generate revenue necessary to operate the Facility and make the capital improvements projected in such budget. The proposed annual budget shall be an estimate of revenues and costs, and Owner and Manager acknowledge that (1) projected revenue may not be actually received and (2) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility. By submitting such a projected budget, Manager will not be deemed to be providing a guarantee or warranty as to the projected revenue, expenses or capital expenditures of the Facility.

     (B) Adoption. Each annual budget proposed by Manager pursuant to subparagraph (A) above and, to the extent any Lender has approval rights with respect thereto, as finally approved by such Lender or Lenders, shall constitute an "Annual Budget" for all purposes under this Agreement.

     (C) Efforts to Operate within Annual Budget. Manager agrees to use reasonable efforts to operate the Facility in accordance with the Annual Budgets. Subject to the foregoing limitation, Owner shall be responsible on a periodic basis, as and when needed, for all expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility, including, without limitation, Fees and cost overruns which exceed the projections in the then current Annual Budget. Notwithstanding anything in this Agreement, if Manager determines in good faith that the incurrence of any expenditure is required in order to comply with applicable law or regulations or to provide services in accordance with the senior independent and assisted living industry's then-prevailing standards in the area in which the Facility is located, then Manager shall be entitled to make such expenditures, and all such expenditures shall be deemed, for all

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     purposes  of this  Agreement,  to be in  accordance  with the then  current
Annual Budget.

     (xiii) Collection of Accounts. Manager shall issue bills and collect accounts and monies owed for goods and services furnished by the Facility, including, but not limited to, enforcing the rights of Owner and the Facility as creditor under any contract or in connection with the rendering of any services.

     (xiv) Contracts. Consistent with or as otherwise contemplated by the Annual Budget, Manager shall negotiate, enter into, secure, cancel and/or terminate such agreements and contracts which Manager may deem necessary or advisable for the operation of the Facility, including, without limitation, the furnishing of concessions, supplies, utilities, extermination, refuse removal and other services. Where lawful, said agreements and contracts may be entered into in the name of and on behalf of Owner.

     (xv) Residency Agreements. Manager shall have the right and authority to negotiate, enter into, amend, cancel and/or terminate residency agreements with residents of the Facility. Where lawful, said residency agreements may be entered into in the name of and on behalf of Owner.

     (xvi) Other Matters. Manager shall, on its own behalf and/or on Owner's behalf, be permitted to enter into such other agreements, contracts, easements and to perform such other acts as are necessary or desirable, in Manager's sole and absolute discretion, for the operation of the Facility.

     (xvii) Loan Documents. Manager shall, on its own behalf and/or on Owner's behalf, be permitted to deal with the providers of financing for the Facility including, without limitation, (A) the first mortgage loan made by Nomura Asset Capital Corporation with respect to the Facility and other facilities (the "Nomura Loan") and (B) the subordinated loan made by Banc One Capital Partners IV, Ltd (the "Banc One Loan"). Each provider of financing for the Facility is referred to herein as a "Lender" and the loan documents evidencing and/or securing financing for the Facility are referred to herein as "Loan Documents". The Loan Documents which evidence and/or secure the Nomura Loan are referred to herein as "Nomura Loan Documents".

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Manager shall be responsible for complying with the terms of the Loan Documents, at Owner's sole cost and expense, with the exception of those provisions (i) which are within the exclusive control of Owner and its affiliates, e.g. filing of income tax returns and certificates and notices relating to Owner's (and its affiliates') organizational documents, etc., and (ii) which relate to the repayment of the debt evidenced and secured by the Loan Documents. Owner (and its affiliates) shall not amend or waive any provision of any of the Loan Documents without the prior written consent of Manager.

         2. Responsibilities of Owner. Owner shall not interfere with Manager in connection with the management of the Facility in accordance with the terms of this Agreement. Owner acknowledges that the management of the Facility is within the exclusive control of Manager and Owner hereby grants Manager sole and exclusive possession and control over the Facility.

         3. Exclusive Representative/Attorney-in-Fact. It is understood and agreed that, during the term of this Agreement, Manager shall be the exclusive representative of Owner for purposes described in this Agreement. Any communications with any Lender, regulatory authorities, governmental agencies, contractors, suppliers, residents, sponsors, licensees, customers and guests of the Facility shall be directed through Manager. Any and all notices received by Owner relating to the Facility, the Loan Documents, the Owner or the direct or indirect owners of interests in Owner shall immediately be forwarded by Owner to Manager. Owner hereby appoints Manager the attorney-in-fact, during the term of this Agreement, of Owner to take any action and execute any instruments that Owner is obligated under, or that Owner has covenanted and agreed hereunder or under the Loan Documents to take or execute, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

         4. Insurance. Subject to and in accordance with the Nomura Loan Documents, Manager shall, at Owner's expense, arrange for and maintain all necessary and proper hazard insurance covering the Facility, including the furniture, fixtures and equipment situated thereon, all necessary and proper public liability insurance for the protection of Manager, Owner and, to the extent required under the Loan Documents, any Lender. Manager shall, at Owner's expense, also arrange for and maintain all employee health and worker's

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compensation  insurance for the Facility's personnel.  Manager shall, at Owner's expense, also maintain such other insurance as required pursuant to the Nomura Loan Documents. Any insurance provided pursuant to this paragraph shall be an expense of the Facility payable by Owner.

         5. Proprietary Interest. The systems, methods, procedures and controls employed by Manager and any written materials or brochures developed by Manager to document the same are to remain the property of Manager and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired by Owner, except as authorized by Manager.

         6. Term of Agreement. Unless this Agreement is sooner terminated as hereinafter expressly provided in Section 7 or as otherwise agreed in writing by both parties, the initial term (the "Term") of this Agreement shall commence on the date the Facility is substantially completed and shall end on the "Conversion Date", as such term is defined in the Nomura Loan Documents. Upon any termination of this Agreement pursuant to the immediately preceding sentence, the parties hereto shall have no further obligations or liabilities other than the right of Manager to receive Fees through the Termination Date, and during any such period for which Manager provides services or assists in the operation of the Facility in connection therewith it shall be entitled to receive an appropriate fee therefor. In addition, upon any termination of this Agreement, all right, title and interest of the Manager in and to any licenses, permits, qualifications, approvals, leases, residency agreements, trade contracts and/or other agreements that are necessary for the operation of the Facility shall, at the option of Owner, be assigned to Owner, except in connection with a synthetic lease transaction, in which case such items shall be assigned to the lessee thereunder.

         7.       Events of Default and Remedies.

                  (a) Event of Default. At the option of the non-defaulting party, each of the following shall constitute an "Event of Default" hereunder:

                  (i) if Owner shall fail to pay or allow payment of any installment of the Fees due to Manager in accordance with Section

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10 hereof for a period of five (5) days  after  written  notice of such  failure from Manager to Owner;

                  (ii) if Owner fails to perform in any material respect any term, provision, or covenant of this Agreement (other than as set forth in Section 7(a)(i)) and (A) such failure continues for ten (10) days after written notice from Manager to Owner specifying such failure (unless such failure cannot be cured by the payment of money and cannot reasonably be cured within such 10-day period, in which event, Owner shall have an additional period, not to exceed an additional thirty (30) days, in which to cure the default) or (B) Owner fails to endeavor diligently and continuously to cure such default as promptly as is practicable;

                  (iii) if Manager fails to perform in any material respect any term, provision, or covenant of this Agreement and (A) subject to Section 8 below, such failure continues for thirty (30) days after written notice from Owner specifying such failure to perform (unless such failure cannot reasonably be cured within such 30-day period, in which event, Manager shall have an additional period as is necessary to cure the default) or (B) Manager fails to endeavor diligently and continuously to cure such default as promptly as is practicable; or

                  (iv) if either Owner, on the one hand, or Manager, on the other, is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or is the subject of an involuntary bankruptcy filing, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or Manager bankrupt or insolvent or approving a petition seeking reorganization of Owner or Manager or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

                  (v) if Owner or any affiliate of Owner is in breach or default of any of its obligations under that certain Equity Option

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Agreement  of  even  date  herewith  with  Brookdale  Living  Communities,  Inc.
("Brookdale") or under that certain Project Option Agreement of even date herewith with Brookdale.

                  (b) Remedies. At any time after the occurrence and during the continuance of any Event of Default caused by Owner, Manager may, at its option, do one or more of the following: (I) terminate this Agreement by giving written notice to Owner and/or (ii) exercise all rights and remedies available under law or equity. At any time after the occurrence and during the continuance of an Event of Default caused by Manager, Owner may, as its sole option, terminate this Agreement in accordance with the terms hereof and Manager shall have no other liability to Owner hereunder.

         8.       Facility Operations.

                  (a) No Guarantee of Profitability. Manager does not guarantee that operation of the Facility will be profitable.

                  (b) Force Majeure. The parties will not be deemed to be in violation or breach of this Agreement if they are prevented from performing any of their respective obligations hereunder for any reason beyond their control, including, without limitation, strikes, shortages, war, acts of God, or any applicable statute, regulation or rule of federal, state or local government or agency thereof having jurisdiction over the Facility or the operations thereof.

         9. Withdrawal of Funds by Manager. Owner and Manager acknowledge and agree that the efficient operation of the Facility requires that Manager have ready access to the funds required therefor. Accordingly, Owner agrees not to withdraw any funds from the Facility's bank account(s) without the prior written consent of Manager.

         10. Fees. During the term of this Agreement, Manager shall be entitled to receive management fees (the "Fees") equal to the greater of (i) five percent (5%) of the gross revenues of the Facility during each month or portion thereof occurring during such term or (ii) $10,000 per month. Fees shall be paid on a monthly basis simultaneously with the delivery by Manager to Owner of the monthly statements provided for in Section 1(a)(vii).

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         In  addition  to the Fees,  Owner  agrees to  reimburse  Developer  and
Brookdale Living Communities, Inc.("Brookdale") for any and all costs and/or expenses paid, or incurred, by Manager or Brookdale in connection with any of the Loan Documents, including, without limitation, Interest, the Draw Fees,
Servicing  Fees,   Facility   Structuring  Fee,  non-use  fee,  Additional  Loan
Structuring Fees and Extension Fees (as such terms are defined in the Nomura Loan Documents) or any other fees or expenses under any of the Loan Documents.

         11. Assignment. This Agreement shall not be assigned (including by operation of law, whether by merger or consolidation (excluding a merger effected solely for the purpose of changing Owner's jurisdiction of incorporation that does not affect the ownership interests of Owner in any material respect) or otherwise) by Owner, on the one hand, or by Manager, on the other, without the prior written consent of the other party; provided, however, that to the extent permitted by applicable law and regulations, and subject to the receipt of all required licenses, permits, approvals and authorizations of applicable governmental agencies, this Agreement may be assigned by Manager to one or more corporations or other legal entities all the shares (and, in the case of legal entities other than corporations, all the equity ownership and voting control) of which are owned, directly or indirectly, by Manager or by Brookdale Living Communities, Inc.

         12. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by facsimile (with answer back acknowledged) or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, upon receipt with answer back acknowledged, if delivered by facsimile three (3) business days after mailing, if mailed, or one business day after delivery to the courier, if delivery by overnight courier service:

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         If to Owner, to:

                       AH Texas Owner Limited Partnership
                           320 King of Prussia Road
                           Suite 160
                           Radnor, Pennsylvania 19087
                           Attn:  David B. Fenkell
                           Facsimile: (610) 902-0777

         If to Manager, to:

                     c/o Brookdale Living Communities, Inc.
                           77 West Wacker Drive
                           Suite 4400
                           Chicago, Illinois 60601
                           Attn:  Darryl W. Copeland, Jr.
                           Facsimile: (312) 977-3699

         With a copy to:

                     c/o Brookdale Living Communities, Inc.
                           77 West Wacker Drive
                           Suite 4400
                           Chicago, Illinois 60601
                           Attn:  Robert J. Rudnik
                           Facsimile: (312) 977-3701

         and

                           Winston & Strawn
                           35 West Wacker Drive
                           Chicago, Illinois 60601
                           Attn:  Wayne D. Boberg
                           Facsimile: (312) 558-5700

         13. Relationship of the Parties. The relationship of Manager to Owner in connection with this Agreement shall be that of an independent contractor, and all acts performed by Manager during the term hereof shall be deemed to be performed in Manager's capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Owner, its

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successors and assigns, on the one hand, and Manager, its
successors and assigns, on the other hand.

         14. Entire Agreement. This Agreement and any documents executed in connection herewith contain the entire agreement among the parties with respect to the subject matter hereof and, subject to the restrictions contained in
Section 11 above, shall be binding upon their respective successors and assigns, and shall be construed in accordance with the laws of the state where the Facility is located. Subject to any restrictions in the Nomura Loan Documents, this Agreement may not be modified or amended except by written instrument signed by the parties hereto.

         15. Contract Modifications for Certain Legal Events. In the event any state or federal laws or regulations, whether now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Owner and Manager agree to cooperate in restructuring their relationship and this Agreement to eliminate such violation or to reduce the risk thereof to the extent such restructuring can be accomplished upon commercially reasonable terms; provided, that any such restructuring shall, to the maximum extent possible, preserve the underlying economic and financial arrangements between Owner and Manager. The parties agree that such amendment may require either or both parties to obtain appropriate regulatory licenses and approvals.

         16. Captions. The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

         17. Severability. In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.

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         19.  Limitation  of Personal  Liability of Owner.  Notwithstanding  any
other provision of this Agreement to the contrary, in no event shall any officer, director, member, partner, manager, shareholder, incorporator or agent of Owner or of Owner's affiliates be personally liable to Manager for any of Owner's obligations under this Agreement.

         20. Limitation of Personal Liability of Manager. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any officer, director, member, partner, manager, shareholder, incorporator or agent of Manager or of Manager's affiliates be personally liable to Owner for any of Manager's obligations under this Agreement.


                                             [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be executed and delivered in their names and on their behalf as of the date first set forth above.


                                 OWNER:

                                 AH TEXAS OWNER LIMITED PARTNERSHIP,
                                 an Ohio limited partnership

                                 By:  AH Texas CGP, Inc., its general
                                          partner



                                          By:___________________________
                                          Name:  David B. Fenkell
                                          Title: President


                                 MANAGER:

                                 BLC OF TEXAS-II, L.P.,
                                 a Delaware limited partnership

                                 By:      Brookdale Living Communities
                                          of Texas-II, Inc., its general
                                          partner



                                          By:___________________________
                                          Name:_________________________
                                          Title:________________________